Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Post-Effective Amendment to the Registration Statements on Form S-8 (Nos. 333-234350, 333-214452, 333-181837, and 333-106881) of our report dated June 15, 2021, relating to the financial statements and supplemental schedule of FirstCash 401(k) Profit Sharing Plan included in its Annual Report on Form 11-K.

/s/ Whitley Penn LLP

Fort Worth, Texas

December 20, 2021